Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 5 to Registration Statement No. 333-190056 on Form S-4 of American Realty Capital Properties, Inc. of our report dated March 28, 2013, relating to the consolidated financial statements and financial statement schedules of Cole Real Estate Investments, Inc. (f/k/a Cole Credit Property Trust III, Inc.) for the year ended December 31, 2012, which are included in the Current Report on Form 8-K/A filed by American Realty Capital Properties, Inc. with the U.S. Securities and Exchange Commission on October 25, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

November 18, 2013